Exhibit 99.1

VAALCO ENERGY PROVIDES UPDATE ON ETAME FIELD RECONFIGURATION AND FSO DEPLOYMENT

HOUSTON – March 1, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today provided an update on the Etame field reconfiguration in conjunction with the replacement of the existing Floating Production, Storage and Offloading unit (“FPSO”) with a Floating Storage and Offloading vessel (“FSO”) offshore Gabon.

VAALCO anticipates that all of the associated engineering, long-lead equipment and significant contracts are proceeding in-line with the project timelines and expected delivery schedules for the deployment of the FSO in the third quarter of 2022.  Field reconfiguration activities are expected to begin in March 2022, as planned.  The Cap Diamant, a double-hull crude tanker built in 2001 that is being re-engineered as the new FSO, arrived at a shipyard in Bahrain in late February 2022 on schedule, for the final modifications and certifications.  VAALCO expects the vessel will begin sea trials in late June before being mobilized to Gabon.

Compared to the current FPSO agreement, the new FSO will reduce storage and offloading costs by almost 50%, increase effective capacity for storage by over 50%, and is expected to lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame.  Current total field level capital conversion estimates are $40 to $50 million gross ($26 to $32 million net to VAALCO).  This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030, giving the project a very attractive payback period of less than two and a half years.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "We are pleased that the field reconfiguration and FSO conversion are moving along on time and within budget.  This new FSO, which is scheduled to be online in September 2022, costs almost 50% less than the current FPSO and is expected to reduce our overall costs by approximately 17% to 20%.  This will significantly improve our margins, enhance our cash flow generation and sustain our operational excellence and robust financial performance at Etame through 2030."

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 125 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.